HomeTrust Bancshares, Inc. Announces Fourth Quarter and Fiscal Year 2021 Financial Results and Quarterly Dividend
ASHEVILLE, N.C., July 29, 2021 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced a preliminary net loss for the fourth quarter of 2021 and approval of its quarterly cash dividend. The loss was driven by expenses previously announced by the Company related to branch closures and the restructuring of its balance sheet. The restructuring included a $19.0 million pre-tax prepayment penalty related to the early retirement of $275.0 million in long-term borrowings for the quarter ended June 30, 2021. In addition, the Company had a pre-tax charge of $1.5 million for costs associated with the pending branch closures.
For the quarter ended June 30, 2021 compared to the corresponding quarter in the previous year:
•net loss was $7.4 million, compared to net income of $3.6 million;
•diluted earnings per share ("EPS") was ($0.46), compared to $0.22;
•return on assets ("ROA") was (0.81)%, compared to 0.39%;
•return on equity ("ROE") was (7.30)%, compared to 3.54%;
•provision for credit losses was a net benefit of $955,000, compared to a provision of $2.7 million;
•noninterest income increased $4.0 million, or 54.5% to $11.2 million from $7.2 million;
•organic net loan growth, which excludes U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans and purchases of home equity lines of credit, was $76.7 million, or 11.9% annualized compared to $35.3 million, or 5.5% annualized;
•166,892 shares were repurchased at an average price of $26.56 per share; and
•quarterly cash dividends continued at $0.08 per share totaling $1.3 million.
For the quarter ended June 30, 2021 compared to the corresponding quarter in the previous year and before after-tax prepayment penalties and branch closure charges (non-GAAP):
•adjusted net income was $8.3 million, compared to $3.6 million;
•adjusted diluted EPS was $0.50 compared to $0.22;
•adjusted ROA was 0.91%, compared to 0.39%; and
•adjusted ROE was 8.19%, compared to 3.54%.
For the fiscal year ended June 30, 2021 compared to the previous year:
•net income was $15.7 million, compared to $22.8 million;
•diluted EPS was $0.94, compared to $1.30;
•ROA was 0.42%, compared to 0.63%;
•ROE was 3.88%, compared to 5.54%;
•provision for credit losses was a net benefit of $7.1 million, compared to a provision of $8.5 million;
•noninterest income increased $9.5 million, or 31.3% to $39.8 million from $30.3 million; and
•organic net loan growth, which excludes PPP loans and purchases of home equity lines of credit, was $31.0 million, or 1.2% compared to $183.3 million, or 7.1%.
For the fiscal year ended June 30, 2021 compared to the previous year and before after-tax prepayment penalties and branch closure charges (non-GAAP):
•adjusted net income was $34.2 million, compared to $22.8 million;
•adjusted diluted EPS was $2.06, compared to $1.30;
•adjusted ROA was 0.92%, compared to 0.63%; and
•adjusted ROE was 8.47%, compared to 5.54%.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on September 2, 2021 to shareholders of record as of the close of business on August 19, 2021.
The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.
“Despite the challenges faced during this pandemic, our bankers continue to perform at the highest levels within our business lines leading to strong performance for the quarter,” said Dana Stonestreet, Chairman, President, and Chief Executive Officer. “As previously announced, our GAAP net income includes a $14.6 million after-tax prepayment penalty on the early termination of the $275 million remaining long-term borrowings and $1.2 million of after-tax costs associated with our plan to close nine branches towards the end of next quarter. On an adjusted basis, we earned $8.3 million as compared to $3.6 million in the same quarter last year, largely driven by our increase in gain on sale of loans held for sale and a benefit for credit losses compared to a provision for credit losses in the prior comparable quarter.

“We continue to focus on strategic initiatives to enhance profitability by reducing ongoing costs and increasing revenues in all our lines of business. We had another record gain on sale of SBA loans of $2.4 million up 755% over the same quarter last year. As of July 1, 2021, we have successfully transitioned our SBA servicing operations from a loan service provider to full back-room operations in-house to increase gain on sale and create servicing income. And we continue to focus on increasing SBA loan origination volume to lever this investment and increase profitability. Our mortgage area produced another strong quarter with the sale of $106 million in residential mortgages resulting in a gain of $2.8 million which was up 52% over the same period a year ago. Our equipment finance division had another strong year as the portfolio grew $89 million to $340 million which was a 35% increase since June 30, 2020.

“Credit quality continues to hold up nicely reflecting the financial strength of our borrowers who have been able to navigate through the pandemic,” continued Stonestreet. "While smaller than the allowance releases in the two previous quarters, the improvement in the economic forecast and continued strong credit metrics allowed us to recognize a benefit for credit losses of $955,000 for the quarter. With the prepayment of higher cost borrowings behind us, our announced branch closure plan to lower costs, our transition of SBA servicing to in-house, and our diversified lines of business that we continue to grow, we’re well positioned to achieve higher profitability and to create additional shareholder value as we begin a new fiscal year.”
COVID-19 Update
Loan Programs. The Company participated in the SBA PPP during calendar year 2020 and 2021. During the quarter ended June 30, 2021, the program’s funds were depleted and subsequently the Company ended its participation. The Company originated a total of $112.0 million or 469 PPP loans under the program throughout the pandemic, which included a total of $31.2 million in PPP loans for calendar year 2021. As of June 30, 2021, PPP loans totaled $46.7 million, which included $1.1 million in net deferred fees that will be accreted into interest income over the remaining life of the loans, unless the loans are forgiven at which point these fees would be accelerated into income. For the three and twelve months ended June 30, 2021, the Company earned $416,000 and $1.8 million, respectively, in fees through accretion including some accelerated accretion resulting from loan forgiveness. The Company has worked with the SBA and its customers to forgive a total of $64.2 million in PPP loans during its participation in the program.
Loan Modifications. During the quarter ended June 30, 2021, there were no new COVID-19 loan modifications for full deferral of principal and interest nor partial deferral of interest only. Substantially all loans placed on full payment deferral during the pandemic have come out of deferral and borrowers are either making regular loan payments or interest-only payments until the latter part of calendar year 2021. As of June 30, 2021, the Company had $78.9 million in commercial loan deferrals on interest-only payments. As of June 30, 2021, the Company had $107,000 in loans with full principal and interest payment deferrals. The Company continues to work with its customers to determine the best option for repayment of accrued interest on the deferred payments.
Branch Operations. Throughout the pandemic the Bank has provided banking services with a focus on the health and safety of its customers and employees. The Bank continues to monitor the effects of customer behavior specific to in-person branch transactions and has experienced meaningful increases in digital banking activity and online deposit account openings. Partially in response to these changes, the Bank recently announced its plans to close nine branches in North Carolina, Tennessee, and Virginia. The Company continues to respond to the banking needs of its customers whether through physical branch locations and/or digital banking services.
Income Statement Review
Net interest income increased to $26.0 million for the quarter ended June 30, 2021, compared to $24.7 million for the comparative quarter in fiscal 2020. Interest and dividend income decreased by $2.3 million, or 7.3%, primarily driven by lower yields on loans and commercial paper as a result of lower federal funds and other market interest rates. This decrease was more than offset by a $3.6 million decrease in interest expense. Average interest-earning assets decreased $16.6 million, or 0.49% to $3.4 billion for the quarter ended June 30, 2021. The average balance of total loans receivable increased by $6.3 million, or 0.23% compared to the same quarter last year. The average balance of commercial paper and deposits in other banks decreased $26.0 million, or 5.7% driven by the Company purchasing higher yielding available for sale securities and using excess liquidity to pay down borrowings between the periods. The Company's investments in commercial paper have short-term maturities and limited exposure of $15.0 million or less per each highly-rated company. The average balance in securities available for sale increased $14.9 million, or 10.4%. The average balance in other investments at cost decreased $11.8 million, or 29.2% as a result of Federal Home Loan Bank stock being sold in relation to the paydown of borrowings. Net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2021 increased to 3.10% from 2.92% for the same period a year ago.
Total interest and dividend income decreased $2.3 million, or 7.3% for the three months ended June 30, 2021 as compared to the same period last year, which was primarily driven by a $1.3 million, or 73.2% decrease in interest income from commercial paper and deposits in other banks, a $774,000, or 2.8% decrease in interest income from loans, and a $290,000, or 36.9% decrease in interest income from securities available for sale. The lower interest income in each category was driven by the decrease in yields caused by the significant reduction in current market rates compared to the same quarter last year. Average loan yields decreased 11 basis points to 3.95% for the quarter ended June 30, 2021 from 4.06% in the corresponding quarter last year. Average yields on commercial paper and deposits in other banks decreased 110 basis points to 0.44% for the quarter ended June 30, 2021 from 1.54% in the corresponding quarter last year. Average yields on securities available for sale decreased 95 basis points to 1.26% for the quarter ended June 30, 2021 from 2.21% in the corresponding quarter last year.
Total interest expense decreased $3.6 million, or 56.0% for the quarter ended June 30, 2021 compared to the same period last year. The decrease was driven by a $2.9 million, or 62.2% decrease in interest expense on deposits and a $660,000, or 39.0% decrease in interest expense on borrowings. Average interest-bearing deposits for the quarter ended June 30, 2021 increased $152.0 million, or 7.0%, which was more than offset by the 56 basis point decrease in cost of deposits, down to 0.31% compared to 0.87% in the same period last year. Average borrowings for the quarter ended June 30, 2021 decreased $258.1 million, or 50.6% compared to the same period last year as a result of the previously mentioned balance sheet restructuring. The increase in average deposits (interest and noninterest-bearing) was due to successful deposit gathering campaigns and funds from PPP loans and other government stimulus. The overall average cost of funds decreased 51 basis points to 0.44% for the current quarter compared to 0.95% in the same quarter last year. The decrease in the average cost of funds was driven by the lower federal funds rate during the current quarter compared to the prior year.
Net interest income decreased to $103.3 million for the year ended June 30, 2021, compared to $104.1 million in fiscal 2020. The $782,000, or 0.8% decrease was due to a $17.5 million decrease in interest and dividend income partially offset by a $16.7 million decrease in interest expense, both of which were driven primarily by the lower rate environment in the current fiscal year. Average interest-earning assets increased $115.6 million, or 3.5% to $3.4 billion for the year ended June 30, 2021 compared to $3.3 billion in prior year. The average balance of total loans receivable increased by $71.1 million, or 2.6% compared to last year. The average balance of commercial paper and deposits in other banks increased $62.5 million, or 16.2% during fiscal 2021. These increases were funded by a $12.4 million, or 8.2% decrease in securities available for sale, a $5.6 million, or 13.3% decrease in other interest-earning assets and a $149.2 million, or 4.8% increase in average deposits (interest and noninterest-bearing) and borrowings as compared to last year. Net interest margin (on a fully taxable-equivalent basis) for the year ended June 30, 2021 decreased to 3.04% from 3.17% in prior year.
Total interest and dividend income decreased $17.5 million, or 12.9% for the year June 30, 2021 as compared to last year, which was primarily driven by a $10.4 million, or 8.5% decrease in interest income from loans, a $5.1 million, or 66.6% decrease in interest income from commercial paper and deposits in other banks, a $1.7 million, or 45.1% decrease in interest income from securities available for sale, and a $356,000, or 13.2% decrease in interest income from other interest-earning assets. The lower interest income was driven by the decrease in market yields compared to the prior year. Average loan yields decreased 48 basis points to 4.01% for the year ended June 30, 2021 from 4.49% last year. Average yields on commercial paper and deposits in other banks decreased 143 basis points to 0.57% for the year ended June 30, 2021 from 2.00% in the prior year. Average yields on securities available for sale decreased 98 basis points to 1.47% for the year ended June 30, 2021 from 2.45% in the prior year.
Total interest expense decreased $16.7 million, or 52.1% for the year ended June 30, 2021 compared to last year. The decrease was driven by a $13.5 million, or 59.0% decrease in interest expense on deposits and a $3.3 million, or 35.1% decrease in interest expense on borrowings. The $116.1 million, or 5.4% increase in average interest-bearing deposits for the year ended June 30, 2021 was more than offset by the 65 basis point decrease down to 0.41% in the corresponding cost of deposits compared to 1.06% in the prior year. Average borrowings for the year ended June 30, 2021 decreased $151.6 million, or 26.7% along with a 19 basis point decrease in the average cost of borrowings compared to last year. The overall average cost of funds decreased 61 basis points to 0.57% for the year ended June 30, 2021 compared to 1.18% last year due primarily to the impact of the lower amount of borrowings and rates.
Noninterest income increased $3.9 million, or 54.5% to $11.2 million for the three months ended June 30, 2021 from $7.2 million for the same period in the previous year primarily due to a $3.1 million, or 128.9% increase in gain on sale of loans, a $372,000, or 20.1% increase in other noninterest income, and a $346,000, or 17.0% increase in service charges and fees on deposit accounts. The increase in gain on the sale of loans was primarily driven by an increase in gains from sales of SBA and mortgage loans. During the quarter ended June 30, 2021, $21.4 million of the guaranteed portion of SBA commercial loans were sold with gains of $2.4 million compared to $4.0 million sold with gains of $286,000 in the corresponding quarter in the prior year. There were $105.6 million of residential mortgage loans originated for sale which were sold with gains of $2.8 million compared to $68.6 million sold with gains of $1.9 million in the corresponding quarter in the prior year. In addition, $24.9 million of home equity loans were sold during the quarter ended June 30, 2021 for a gain of $164,000 compared to $53.1 million sold with gains of $232,000 in the corresponding quarter. The increase in other noninterest income was driven by a $353,000, or 31.0% increase in operating lease income from the continued growth in the equipment finance line of business. The increase in service charges and fees on deposit accounts was primarily related to higher debit card fees as customers have begun to increase spending as a result of the broader market recovery from the pandemic.
Noninterest income increased $9.5 million, or 31.3% to $39.8 million for the year ended June 30, 2021 from $30.3 million last year primarily due to a $7.4 million, or 74.5% increase in gain on sale of loans and a $2.8 million, or 44.0% increase in other noninterest income, partially offset by a $299,000, or 3.2% decrease in service charges and fees on deposit accounts, and a $286,000, or 11.5% decrease in loan income and fees. The increase in gain on the sale of loans was driven by an increase in sales of mortgage, SBA, and home equity loans. There were $406.5 million of residential mortgage loans originated for sale which were sold with gains of $10.5 million compared to $203.9 million sold with gains of $5.4 million in the prior year. Included in the prior year's gain on sale of loans was an additional $1.3 million non-recurring gain related to one-to-four family portfolio loans of $154.9 million reclassed to loans held for sale that were sold during the year. During the year ended June 30, 2021, $66.1 million of the guaranteed portion of SBA commercial loans were sold with gains of $6.1 million compared to $38.1 million sold with gains of $2.8 million in the prior year. In addition, $110.8 million of home equity loans were sold during the year ended June 30, 2021 with gains of $724,000 compared to $71.1 million sold with gains of $415,000 in the prior year. The increase in other noninterest income was driven by a $2.2 million, or 66.9% increase in operating lease income from the equipment finance business and a $538,000, or 63.4% increase in the investment services line of business. The decrease in service charges and fees on deposit accounts was primarily related to lower nonsufficient fund fees as customers decreased spending during the pandemic. The decrease in loan income and fees was primarily a result of lower fees from the Company's adjustable rate conversion program.
Noninterest expense for the three months ended June 30, 2021 increased $23.6 million, or 95.6% to $48.2 million compared to $24.7 million for the three months ended June 30, 2020. The increase was driven by the $19.0 million prepayment penalty on the early retirement of borrowings and to a lesser extent the $1.5 million charge related to the branch closures, all of which are related to the Company's balance sheet restructuring and profitability improvement plan. In addition, there was a $2.1 million, or 14.8% increase in salaries and employee benefits as a result of new positions, mortgage loan origination incentives, and annual salary increases; a $527,000, or 14.0% increase in other expenses, mainly driven by depreciation from the Company's equipment finance line of business; a $499,000, or 319.9% increase in marketing and advertising expense related to our post-pandemic full geographic footprint marketing campaign; a $379,000, or 17.9% increase in computer services as a result of increased processing charges; and a $254,000, or 11.3% increase in net occupancy expense from investments in infrastructure. Partially offsetting these increases was a cumulative decrease of $209,000, or 18.7% in telephone, postage, and supplies expense and core deposit intangible amortization for the three months ended June 30, 2021 compared to the same period last year. In addition, there was a $522,000, or 81.3% decrease in real estate owned ("REO") related expenses as a result of fewer properties held, no post-foreclosure writedowns, and additional legal expenses in the prior year's quarter related to one commercial property.
Noninterest expense for the year ended June 30, 2021 increased $34.1 million, or 35.1% to $131.2 million compared to $97.1 million last year. The increase was primarily due to $22.7 million in prepayment penalties on borrowings and $1.5 million in branch closure and restructuring charges previously mentioned. In addition, there was a $6.2 million, or 11.0% increase in salaries and employee benefits; a $2.9 million, or 20.8% increase in other expenses, driven by depreciation from the Company's equipment finance line of business; a $1.5 million, or 17.8% increase in computer services; an $899,000 increase in deposit insurance premiums as a result of credits issued by the Federal Deposit Insurance Corporation being utilized in the prior year period; and a $293,000, or 3.2% increase in net occupancy expense. Partially offsetting these increases was a $686,000, or 48.3% decrease in core deposit intangible amortization and a cumulative decrease of $399,000, or 7.8% in telephone, postage, and supplies expense; and marketing and advertising expense for the year ended June 30, 2021 compared to last year. In addition, there was a $893,000, or 60.5% decrease in REO related expenses as a result of fewer properties held, no post-foreclosure writedowns, and a gain on the sale of REO in the current period compared to a loss last year.
For the three months ended June 30, 2021, the Company's net income tax benefit was $2.7 million driven by the quarter's pretax loss compared to income tax expense of $964,000 in the corresponding quarter of last year.
For the year ended June 30, 2021, the Company's income tax expense decreased $2.6 million, or 43.2% to $3.4 million from $6.0 million as a result of lower taxable income. The effective tax rate for the year ended June 30, 2021 and 2020 was 17.9% and 20.9%, respectively.
Balance Sheet Review
Total assets and liabilities decreased by $198.1 million and $186.4 million down to $3.5 billion and $3.1 billion, respectively, at June 30, 2021 as compared to June 30, 2020. The cumulative decrease of $201.6 million, or 41.8% in cash and cash equivalents, commercial paper, and certificates of deposits in other banks; along with the $169.8 million, or 6.1% increase in deposits was used to pay down borrowings by $360.0 million. The $16.4 million, or 21.2% increase in loans held for sale primarily relates to additional one-to-four family and home equity loans originated for sale during the period. The $15.2 million, or 39.1% decrease in other investments, at cost was due to Federal Home Loan Bank ("FHLB") stock being sold back in connection with the previously mentioned paydown of borrowings.
Total loans decreased $35.9 million, or 1.3% to $2.7 billion at June 30, 2021. The decrease was driven by PPP loan forgiveness totaling $34.0 million, the continued payoff of purchased HELOCs of $32.8 million, partially offset by $31.0 million in organic loan growth.
Total deposits increased $169.8 million, or 6.1% to $3.0 billion at June 30, 2021 from $2.8 billion at June 30, 2020 which was driven by a $436.2 million, or 21.3% increase in core deposits as a result of additional funds to customers from government stimulus and the Company's focused effort to realign the deposit mix. Partially offsetting the increase was a managed runoff of certificates of deposit and brokered deposits totaling $266.4 million, or 36.0% down to $472.8 million at June 30, 2021. Total borrowings decreased $360.0 million, or 75.8% to $115.0 million at June 30, 2021 from $475.0 million at June 30, 2020 due to the early retirement of $475.0 million in long-term FHLB borrowings partially offset by $115.0 million in additional borrowings at lower rates and 30-day maturities.
On July 1, 2020, the Company adopted the current expected credit loss ("CECL") accounting standard in accordance with Accounting Standards Update ("ASU") 2016-13, "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The cumulative effect adjustment from this change in accounting policy resulted in an increase in its allowance for credit losses for loans of $14.8 million, additional deferred tax assets of $3.9 million, additional reserve for unfunded loan commitments of $2.3 million, and a reduction to retained earnings of $13.2 million. In addition, an allowance for credit loss for commercial paper was established for $250,000 with a deferred tax asset of $58,000. The adoption of this ASU did not have an effect on available for sale debt securities for the year ended June 30, 2021.

Stockholders' equity at June 30, 2021 decreased $11.7 million, or 2.9% to $396.5 million compared to $408.3 million at June 30, 2020. Changes within stockholders' equity included $15.7 million in net income and $6.7 million in stock-based compensation and stock option exercises, offset by $13.4 million related to the adoption of the new CECL accounting standard, 733,347 shares of common stock being repurchased at an average cost of $22.03, or approximately $16.2 million in total, and $5.0 million related to cash dividends declared. As of June 30, 2021, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.

Asset Quality
The allowance for credit losses was $35.5 million, or 1.30% of total loans, at June 30, 2021 compared to $28.1 million, or 1.01% of total loans, at June 30, 2020. The allowance for credit losses to total gross loans excluding PPP loans was 1.32% at June 30, 2021, compared to 1.04% at June 30, 2020. The overall increase was driven by additional allowance stemming from the Company's adoption of the new CECL accounting standard.
Provision for credit losses was a net benefit of $7.1 million for the fiscal year ended June 30, 2021, compared to a $8.5 million provision for fiscal year 2020. The net benefit of provision was primarily driven by changes in the economic forecast which continue to improve since the adoption of the standard. Net loan recoveries totaled $309,000 for the three months ended June 30, 2021, compared to net charge-offs of $1.5 million for the same period last year. Net recoveries as a percentage of average loans were (0.04)% for the quarter ended June 30, 2021 compared to net charge-offs of 0.21% for the corresponding quarter in 2020. Net loan charge-offs totaled $143,000 and $1.9 million for the fiscal years ended June 30, 2021 and 2020, respectively. Net charge-offs as a percentage of average loans were 0.01% and 0.07% for each of the fiscal years ended June 30, 2021 and 2020, respectively.
Nonperforming assets decreased by $3.5 million, or 21.3% to $12.8 million, or 0.36% of total assets at June 30, 2021 compared to $16.3 million, or 0.44% of total assets at June 30, 2020. Nonperforming assets included $12.6 million in nonaccruing loans and $188,000 in REO at June 30, 2021, compared to $15.9 million and $337,000 in nonaccruing loans and REO, respectively, at June 30, 2020. Included in nonperforming loans as of June 30, 2021 were $5.5 million of loans restructured from their original terms of which $4.2 million were current at June 30, 2021, with respect to their modified payment terms. Nonperforming loans to total loans was 0.46% at June 30, 2021 and 0.58% at June 30, 2020.
The ratio of classified assets to total assets decreased to 0.64% at June 30, 2021 from 0.84% at June 30, 2020 due to the decrease in classified loans during fiscal 2021. Classified assets decreased to $22.4 million at June 30, 2021 compared to $31.1 million at June 30, 2020 primarily due to $5.7 million in payoffs, $1.6 million in charge-offs, and $950,000 in upgrades during the period. The Company's overall asset quality metrics continue to demonstrate its commitment to growing and maintaining a loan portfolio with a moderate risk profile; however, the Company will remain diligent in its review of the portfolio and overall economy as it continues to maneuver through the uncertainty surrounding COVID-19.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of June 30, 2021, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 40 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). HomeTrust Bancshares, Inc. is the 2nd largest publicly traded community bank holding company headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet - Chairman, President and Chief Executive Officer
Tony J. VunCannon - Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020 (1)
Assets
Cash	$22,312	$24,621	$27,365	$29,472	$31,908
Interest-bearing deposits	28,678	139,474	198,979	141,672	89,714
Cash and cash equivalents	50,990	164,095	226,344	171,144	121,622
Commercial paper	189,596	238,445	183,778	204,867	304,967
Certificates of deposits	40,122	42,015	48,637	52,361	55,689
Debt securities available for sale, at fair value	156,459	162,417	153,540	96,159	127,537
Other investments, at cost	23,710	28,899	39,572	38,949	38,946
Loans held for sale	93,539	86,708	118,439	124,985	77,177
Total loans, net of deferred loan fees and costs	2,733,267	2,690,153	2,678,624	2,769,396	2,769,119
Allowance for credit losses	(35,468)	(36,059)	(39,844)	(43,132)	(28,072)
Net loans	2,697,799	2,654,094	2,638,780	2,726,264	2,741,047
Premises and equipment, net	70,909	70,886	70,104	59,418	58,462
Accrued interest receivable	7,933	8,271	9,796	10,648	12,312
Real estate owned ("REO")	188	143	252	144	337
Deferred income taxes	16,901	16,889	18,626	19,209	16,334
Bank owned life insurance ("BOLI")	93,108	93,877	93,326	92,775	92,187
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	343	473	638	840	1,078
Other assets	57,488	55,763	52,501	50,633	49,519
Total Assets	$3,524,723	$3,648,613	$3,679,971	$3,674,034	$3,722,852
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,955,541	$2,908,478	$2,743,269	$2,742,046	$2,785,756
Borrowings	115,000	275,000	475,000	475,000	475,000
Other liabilities	57,663	58,683	56,978	56,637	53,833
Total liabilities	3,128,204	3,242,161	3,275,247	3,273,683	3,314,589
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	167	167	168	170	170
Additional paid in capital	160,582	162,010	166,352	170,204	169,648
Retained earnings	240,075	248,767	242,182	234,023	242,776
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,819)	(5,951)	(6,083)	(6,216)	(6,348)
Accumulated other comprehensive income	1,514	1,459	2,105	2,170	2,017
Total stockholders' equity	396,519	406,452	404,724	400,351	408,263
Total Liabilities and Stockholders' Equity	$3,524,723	$3,648,613	$3,679,971	$3,674,034	$3,722,852
__________________________________________
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 16,636,483 at June 30, 2021; 16,655,347 at March 31, 2021; 16,791,027 at December 31, 2020; 17,020,724 at September 30, 2020; and 17,021,357 at June 30, 2020.

Consolidated Statement of Income (Loss) (Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020 (1)	June 30, 2021	June 30, 2020 (1)
Interest and Dividend Income
Loans	$27,234	27,629	$28,008	$111,798	$122,174
Commercial paper and interest-bearing deposits	467	611	1,740	2,573	7,699
Securities available for sale	496	496	786	2,024	3,687
Other investments	609	585	540	2,338	2,694
Total interest and dividend income	28,806	29,321	31,074	118,733	136,254
Interest Expense
Deposits	1,774	1,996	4,692	9,370	22,837
Borrowings	1,034	1,632	1,694	6,041	9,313
Total interest expense	2,808	3,628	6,386	15,411	32,150
Net Interest Income	25,998	25,693	24,688	103,322	104,104
Provision (Benefit) for Credit Losses	(955)	(4,100)	2,700	(7,135)	8,500
Net Interest Income after Provision (Benefit) for Credit Losses	26,953	29,793	21,988	110,457	95,604
Noninterest Income
Service charges and fees on deposit accounts	2,376	2,194	2,030	9,083	9,382
Loan income and fees	529	636	447	2,208	2,494
Gain on sale of loans held for sale	5,423	4,881	2,369	17,352	9,946
BOLI income	605	508	522	2,156	2,246
Other, net	2,227	2,459	1,855	9,022	6,264
Total noninterest income	11,160	10,678	7,223	39,821	30,332
Noninterest Expense
Salaries and employee benefits	16,265	15,784	14,172	62,956	56,709
Net occupancy expense	2,511	2,456	2,256	9,521	9,228
Computer services	2,499	2,581	2,121	9,607	8,153
Telephone, postage, and supplies	777	812	813	3,122	3,275
Marketing and advertising	655	319	156	1,626	1,872
Deposit insurance premiums	438	363	426	1,799	900
Loss (gain) on sale and impairment of REO	(16)	(14)	448	(65)	536
REO expense	136	98	193	647	939
Core deposit intangible amortization	130	165	303	735	1,421
Branch closure and restructuring expenses	1,513	—	—	1,513	—
Prepayment penalties on borrowings	19,034	3,656	—	22,690	—
Other	4,291	4,286	3,764	17,031	14,096
Total noninterest expense	48,233	30,506	24,652	131,182	97,129
Income (Loss) Before Income Taxes	(10,120)	9,965	4,559	19,096	28,807
Income Tax Expense (Benefit)	(2,712)	2,096	964	3,421	6,024
Net Income (Loss)	$(7,408)	$7,869	$3,595	$15,675	$22,783
__________________________________________
(1)Derived from audited financial statements.

Per Share Data

	Three Months Ended			Year Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income (loss) per common share:(1)
Basic	$(0.46)	$0.49	$0.22	$0.96	$1.34
Diluted	$(0.46)	$0.48	$0.22	$0.94	$1.30
Average shares outstanding:
Basic	15,894,342	15,979,590	16,217,185	16,078,066	16,729,056
Diluted	15,894,342	16,485,718	16,489,125	16,495,115	17,292,239
Book value per share at end of period	$23.83	$24.40	$23.99	$23.83	$23.99
Tangible book value per share at end of period (2)	$22.28	$22.84	$22.43	$22.28	$22.43
Cash dividends declared per common share	$0.08	$0.08	$0.07	$0.31	$0.25
Total shares outstanding at end of period	16,636,483	16,655,347	17,021,357	16,636,483	17,021,357
__________________________________________
(1)Basic and diluted net income (loss) per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Year Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Performance ratios:(1)
Return on assets (ratio of net income (loss) to average total assets)	(0.81)%	0.84%	0.39%	0.42%	0.63%
Return on equity (ratio of net income (loss) to average equity)	(7.30)	7.78	3.54	3.88	5.54
Tax equivalent yield on earning assets(2)	3.43	3.44	3.66	3.49	4.13
Rate paid on interest-bearing liabilities	0.44	0.54	0.95	0.57	1.18
Tax equivalent average interest rate spread(2)	2.99	2.90	2.71	2.92	2.95
Tax equivalent net interest margin(2) (3)	3.10	3.02	2.92	3.04	3.17
Average interest-earning assets to average interest-bearing liabilities	132.52	127.59	127.89	128.01	122.10
Operating expense to average total assets	5.26	3.25	2.67	3.55	2.70
Efficiency ratio	129.81	83.87	77.25	91.64	72.25
Efficiency ratio - adjusted(4)	73.86	73.17	76.51	74.08	71.62
__________________________________________
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Asset quality ratios:
Nonperforming assets to total assets(1)	0.36%	0.37%	0.40%	0.40%	0.44%
Nonperforming loans to total loans(1)	0.46	0.49	0.54	0.52	0.58
Total classified assets to total assets	0.64	0.76	0.74	0.73	0.84
Allowance for credit losses to nonperforming loans(1)	281.38	272.64	274.05	299.11	176.30
Allowance for credit losses to total loans	1.30	1.34	1.49	1.56	1.01
Allowance for credit losses to total gross loans excluding PPP loans and acquired loans(2)	1.32	1.38	1.52	1.61	1.04
Net charge-offs (recoveries) to average loans (annualized)	(0.04)	(0.03)	(0.01)	0.10	0.21
Capital ratios:
Equity to total assets at end of period	11.25%	11.14%	11.00%	10.90%	10.97%
Tangible equity to total tangible assets(2)	10.59	10.50	10.36	10.25	10.33
Average equity to average assets	11.06	10.79	10.95	10.85	11.02
__________________________________________
(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At June 30, 2021, there were $5.5 million of restructured loans included in nonaccruing loans and $6.6 million, or 52.6%, of nonaccruing loans were current on their loan payments as of that date. Purchased impaired loans acquired through acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.
(2)See Non-GAAP reconciliations below for adjustments.

Average Balance Sheet Data

	Three Months Ended June 30,
	2021			2020
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,796,063	$27,559	3.95%	$2,789,751	$28,319	4.06%
Commercial paper and deposits in other banks	427,056	467	0.44%	453,038	1,740	1.54%
Debt securities available for sale	157,455	496	1.26%	142,601	786	2.21%
Other interest-earning assets(3)	28,658	609	8.52%	40,490	540	5.34%
Total interest-earning assets	3,409,232	29,131	3.43%	3,425,880	31,385	3.66%
Other assets	260,365			263,212
Total Assets	3,669,597			3,689,092
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	657,748	411	0.25%	481,314	522	0.43%
Money market accounts	948,739	363	0.15%	772,823	1,150	0.60%
Savings accounts	225,385	41	0.07%	166,216	42	0.10%
Certificate accounts	489,155	959	0.79%	748,722	2,978	1.59%
Total interest-bearing deposits	2,321,027	1,774	0.31%	2,169,075	4,692	0.87%
Borrowings	251,538	1,034	1.65%	509,617	1,694	1.33%
Total interest-bearing liabilities	2,572,565	2,808	0.44%	2,678,692	6,386	0.95%
Noninterest-bearing deposits	633,841			453,048
Other liabilities	57,258			150,788
Total liabilities	3,263,664			3,282,528
Stockholders' equity	405,933			406,564
Total liabilities and stockholders' equity	3,669,597			3,689,092

Net earning assets	$836,667			$747,188
Average interest-earning assets to average interest-bearing liabilities	132.52%			127.89%
Tax-equivalent:
Net interest income		$26,323			$24,999
Interest rate spread			2.99%			2.71%
Net interest margin(4)			3.10%			2.92%
Non-tax-equivalent:
Net interest income		$25,998			$24,688
Interest rate spread			2.95%			2.68%
Net interest margin(4)			3.06%			2.88%
__________________________________________
(1)The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $325 and $311 for the three months ended June 30, 2021 and 2020, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4)Net interest income divided by average interest-earning asset.

	Years Ended June 30,
	2021			2020
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,819,180	$113,065	4.01%	$2,748,124	$123,364	4.49%
Commercial paper and deposits in other banks	447,721	2,573	0.57%	385,208	7,699	2.00%
Debt securities available for sale	137,863	2,024	1.47%	150,249	3,687	2.45%
Other interest-earning assets(3)	36,519	2,338	6.40%	42,119	2,694	6.40%
Total interest-earning assets	3,441,283	120,000	3.49%	3,325,700	137,444	4.13%
Other assets	257,111			265,376
Total Assets	3,698,394			3,591,076
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	609,754	1,552	0.25%	457,455	1,627	0.36%
Money market accounts	882,252	1,699	0.19%	767,315	6,910	0.90%
Savings accounts	211,192	155	0.07%	166,588	195	0.12%
Certificate accounts	568,284	5,964	1.05%	764,013	14,105	1.85%
Total interest-bearing deposits	2,271,482	9,370	0.41%	2,155,371	22,837	1.06%
Borrowings	416,822	6,041	1.45%	568,377	9,313	1.64%
Total interest-bearing liabilities	2,688,304	15,411	0.57%	2,723,748	32,150	1.18%
Noninterest-bearing deposits	550,265			365,634
Other liabilities	56,315			90,247
Total liabilities	3,294,884			3,179,629
Stockholders' equity	403,510			411,447
Total liabilities and stockholders' equity	3,698,394			3,591,076

Net earning assets	$752,979			$601,952
Average interest-earning assets to average interest-bearing liabilities	128.01%			122.10%
Tax-equivalent:
Net interest income		$104,589			$105,294
Interest rate spread			2.92%			2.95%
Net interest margin(4)			3.04%			3.17%
Non-tax-equivalent:
Net interest income		$103,322			$104,104
Interest rate spread			2.88%			2.92%
Net interest margin(4)			3.00%			3.13%
__________________________________________
(1)The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $1,267 and $1,190 for the year ended June 30, 2021 and 2020, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4)Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Commercial loans:
Commercial real estate	$1,142,276	$1,088.178	$1,056.971	$1,068.255	$1,052.906
Construction and development	179,427	162,820	172,892	216,757	215,934
Commercial and industrial	141,341	140,579	138,761	148,413	154,825
Equipment finance	317,920	291,950	272,761	250,813	229,239
Municipal leases	140,421	129,141	128,549	130,337	127,987
PPP loans	46,650	73,090	64,845	80,816	80,697
Total commercial loans	1,968,035	1,885,758	1,834,779	1,895,391	1,861,588
Retail consumer loans:
One-to-four family	406,549	430.001	452.421	459.285	473.693
HELOCs - originated	130,225	131,867	125,397	135,885	137,447
HELOCs - purchased	38,976	46,086	58,640	61,535	71,781
Construction and land/lots	66,027	68,118	75,108	78,799	81,859
Indirect auto finance	115,093	119,656	122,947	128,466	132,303
Consumer	8,362	8,667	9,332	10,035	10,259
Total retail consumer loans	765,232	804,395	843,845	874,005	907,342
Total loans	2,733,267	2,690,153	2,678,624	2,769,396	2,768,930
Deferred loan costs, net	—	—	—	—	189
Total loans, net of deferred loan fees and costs	2,733,267	2,690,153	2,678,624	2,769,396	2,769,119
Allowance for credit losses	(35,468)	(36,059)	(39,844)	(43,132)	(28,072)
Net loans	$2,697,799	$2,654,094	$2,638,780	$2,726,264	$2,741,047
Deposits

(Dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Core deposits:
Noninterest-bearing accounts	$636,414	$528,711	$469,998	$458,157	$429,901
NOW accounts	644,958	727,240	654,960	608,968	582,299
Money market accounts	975,001	927,519	882,366	826,970	836,738
Savings accounts	226,391	221,537	209,699	202,787	197,676
Total core deposits	2,482,764	2,405,007	2,217,023	2,096,882	2,046,614
Certificates of deposit	472,777	503,471	526,246	645,164	739,142
Total	$2,955,541	$2,908,478	$2,743,269	$2,742,046	$2,785,756

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income (loss), EPS, ROA, and ROE as adjusted to exclude branch closure/restructuring expenses and prepayment penalties on borrowings, and the ratio of the allowance for credit losses to total loans excluding PPP loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Noninterest expense	$48,233	$30,506	$24,652	$131,182	$97,129
Less: branch closure and restructuring expenses	1,513	—	—	1,513	—
Less: prepayment penalties on borrowings	19,034	3,656	—	22,690	—
Noninterest expense – as adjusted	$27,686	$26,850	$24,652	$106,979	$97,129

Net interest income	$25,998	$25,693	$24,688	$103,322	$104,104
Plus: noninterest income	11,160	10,678	7,223	39,821	30,332
Plus: tax equivalent adjustment	325	326	311	1,267	1,190
Net interest income plus noninterest income – as adjusted	$37,483	$36,697	$32,222	$144,410	$135,626
Efficiency ratio - adjusted	73.86%	73.17%	76.51%	74.08%	71.62%
Efficiency ratio (without adjustments)	129.81%	83.87%	77.25%	91.64%	72.25%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total stockholders' equity	$396,519	$406,452	$404,724	$400,351	$408,263
Less: goodwill, core deposit intangibles, net of taxes	25,902	26,002	26,130	26,285	26,468
Tangible book value (1)	$370,617	$380,450	$378,594	$374,066	$381,795
Common shares outstanding	16,636,483	16,655,347	16,791,027	17,020,724	17,021,357
Tangible book value per share	$22.28	$22.84	$22.55	$21.98	$22.43
Book value per share	$23.83	$24.40	$24.10	$23.52	$23.99
__________________________________________
(1)Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
(Dollars in thousands)
Tangible equity(1)	$370,617	$380,450	$378,594	$374,066	$381,795
Total assets	$3,524,723	$3,648,613	$3,679,971	$3,674,034	$3,722,852
Less: goodwill and core deposit intangibles, net of taxes	25,902	26,002	26,130	26,285	26,468
Total tangible assets(2)	$3,498,821	$3,622,611	$3,653,841	$3,647,749	$3,696,384
Tangible equity to tangible assets	10.59%	10.50%	10.36%	10.25%	10.33%
__________________________________________

(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net income (loss), EPS, ROA, and ROE as adjusted to exclude branch closure/restructuring expenses and prepayment penalties on borrowings:

	Three Months Ended			Year Ended
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Branch closure and restructuring expenses	$1,513	$—	$—	$1,513	$—
Prepayment penalties on borrowings	19,034	3,656	—	22,690	—
Total adjustments	20,547	3,656	—	24,203	—
Tax effect	4,829	859	—	5,688	—
Total adjustments, net of tax	15,718	2,797	—	18,515	—
Net income (loss) (GAAP)	(7,408)	7,869	3,595	15,675	22,783
Adjusted net income (non-GAAP)	$8,310	$10,666	$3,595	$34,190	$22,783
Per Share Data
Average shares outstanding - basic	15,894,342	15,979,590	16,217,185	16,078,066	16,729,056
Average shares outstanding - diluted	15,894,342	16,485,718	16,489,125	16,495,115	17,292,239
Average shares outstanding - diluted (adjusted) (1)	16,406,581	16,485,718	16,489,125	16,495,115	17,292,239
Basic EPS
Basic EPS (GAAP) (2)	$(0.46)	$0.49	$0.22	$0.96	$1.34
Non-GAAP adjustment	0.98	0.17	—	1.15	—
Adjusted basic EPS (non-GAAP) (3)	$0.52	$0.66	$0.22	$2.11	$1.34
Diluted EPS
Diluted EPS (GAAP) (4)	$(0.46)	$0.48	$0.22	$0.94	$1.30
Non-GAAP adjustment	0.96	0.16	—	1.12	—
Adjusted diluted EPS (non-GAAP) (5)	$0.50	$0.64	$0.22	$2.06	$1.30
Average Balances
Average assets	$3,669,597	$3,753,263	$3,689,092	$3,698,394	$3,591,076
Average equity	$405,933	$404,813	$406,564	$403,510	$411,447
ROA
ROA (GAAP)	(0.81)%	0.84%	0.39%	0.42%	0.63%
Non-GAAP adjustment	1.72%	0.30%	—%	0.50%	—%
Adjusted ROA (non-GAAP)	0.91%	1.14%	0.39%	0.92%	0.63%
ROE
ROE (GAAP)	(7.30)%	7.78%	3.54%	3.88%	5.54%
Non-GAAP adjustment	15.49%	2.76%	—%	4.59%	—%
Adjusted ROE (non-GAAP)	8.19%	10.54%	3.54%	8.47%	5.54%
__________________________________________
(1)Average shares outstanding - diluted were adjusted for the three months ended June 30, 2021 to include potentially dilutive shares not considered due to the corresponding net losses under GAAP.
(2)Net income (loss) used in the basic EPS calculation includes an adjustment of $69, $(72), and $(32) for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively, in relation to the two-class method. Net income includes an adjustment of $(145) and $(194) for the years ended June 30, 2021 and June 30, 2020, respectively, in relation to the two-class method.
(3)Adjusted net income used in the basic EPS calculation includes an adjustment of $(78) and $(98) for the three months ended June 30, 2021 and March 31, 2021, respectively, in relation to the two-class method. Net income includes an adjustment of $(315) for the year ended June 30, 2021 in relation to the two-class method.

(4)Net income (loss) used in the diluted EPS calculation includes an adjustment of $69, $(70), and $(28) for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively, in relation to the two-class method. Net income includes an adjustment of $(141) and $(188) for the years ended June 30, 2021 and June 30, 2020, respectively, in relation to the two-class method.
(5)Adjusted net income used in the diluted EPS calculation includes an adjustment of $(76) and $(95) for the three months ended June 30, 2021 and March 31, 2021, respectively, in relation to the two-class method. Net income includes an adjustment of $(307) for the year ended June 30, 2021 in relation to the two-class method
Set forth below is a reconciliation to GAAP of the allowance for credit losses to total loans and the allowance for credit losses as adjusted to exclude PPP loans and acquired loans:

	As of
(Dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total gross loans receivable (GAAP)	$2,733,267	$2,690,153	$2,678,624	$2,769,396	$2,768,930
Less: PPP loans (1)	46,650	73,090	64,845	80,816	80,697
Adjusted loans (non-GAAP)	$2,686,617	$2,617,063	$2,613,779	$2,688,580	$2,688,233

Allowance for credit losses (GAAP)	$35,468	$36,059	$39,844	$43,132	$28,072
Allowance for credit losses / Adjusted loans (non-GAAP)	1.32%	1.38%	1.52%	1.60%	1.04%
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(1)PPP loans are fully guaranteed loans by the U.S. government.